UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported)    April 2, 2008

Disaboom Inc.
(Exact name of registrant as specified in charter)

Colorado	000-52558	20-5973352
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7730 E. Belleview Avenue, Suite A-306 Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (720) 407-6530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02   Results of Operation and Financial Condition

        On April 7, 2008, Disaboom, Inc. (the “Company”) issued a press release that in part contained information regarding certain of the Company’s first quarter results of operations and financial condition. A copy of the press release is attached hereto as Exhibit 99.1.

Item 3.02   Unregistered Sales of Equity Securities

        On March 10, 2008 and April 2, 2008 we issued an aggregate of 2,623,501 shares of common stock upon the exercise of warrants that the Company issued in September and October 2007. The exercise price on the warrants was $1.00 per share and we received gross proceeds of $2,623,501 upon the exercise of the warrants. The proceeds will be used for working capital and general corporate purposes. The shares were issued pursuant to the exemption under Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. The shares were issued to accredited investors only. Although we paid 10% commission and 10% warrant coverage in the offering conducted in September and October 2007, we paid no commissions or remuneration in connection with the shares issued upon exercise of the warrants.

        On April 4, 2008 we had a final closing under a private placement. In the closing we received gross proceeds of $800,000 and issued a total of 800,000 shares of common stock at a price of $1.00 per share. The shares were issued pursuant to the exemption under Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. The offering was made to accredited investors only. No commissions or other remuneration were paid in connection with this issuance.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated April 7, 2008.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2008	Disaboom Inc. (Registrant) /s/ J.W. Roth Name: J.W. Roth Title: Chief Executive Officer